Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Brunswick Temporarily Suspending Production due to Coronavirus

METTAWA, Ill., March 20, 2020 (GLOBE NEWSWIRE) -- Brunswick Corporation (NYSE:BC), today announced that it will suspend production at certain of its propulsion and boat operations over the next few weeks in response to the impact of the coronavirus (COVID-19).  This is being done in the best interest of the safety and health of our employees as well as to better balance production levels with some projected near-term global market weakness.  Largely due to our current inventory position, our view of in-transit stock and good planning with our suppliers, we remain confident in our ability to meet market needs and continue our distribution capabilities during this period.

“The outbreak and rapid proliferation of the coronavirus has disrupted the global marine market and our business.  The prudent and necessary response to the spread and threat of the virus by national, state and local authorities across the globe has included measures that we believe will influence near-term marine demand and consumer access, said David Foulkes, Brunswick Corporation Chief Executive Officer.   “We have and plan to continue diligently following the CDC and other health agency guidelines to protect our organization and we believe that temporarily suspending our production at the major propulsion and boat facilities is consistent with the spirit of these measures and supports the priority we place on the safety and health of our employees and their families.   In addition, this action enables us to proactively rebalance supply and demand.”
In response to the coronavirus, Brunswick earlier enacted a broad range of actions that included a work from home program and additional measures to ensure the safety and security of its employees.   In addition, the Company recently introduced wage continuation programs to assist employees affected by a coronavirus-related business interruption.

The schedule changes will begin to take effect on Monday, March 23 and are expected to range from 2 to 3 weeks in duration depending on the specific circumstances for each brand, model and operation.  The Company intends to continue to staff and support distribution, customer service and other critical operations during this period strictly following the agency guidelines for safe operations.

“We plan to continue monitoring the situation and taking the necessary actions in the best interest of our employees, customers, investors, communities where we operate and all our stakeholders,” concluded Foulkes.

About Brunswick Corporation

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick, and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club, NAUTIC-ON, OnBoard Boating Club and Rentals. For more information, visit https://www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the coronavirus (COVID-19) pandemic, including, without limitation, the impact on global economic conditions and on capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company's operations, and the potential implementation of regulatory actions;

the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending, tight consumer credit markets, and the level of consumer confidence on the demand for our products and services; our ability to successfully implement our strategic plan and growth initiatives; our ability to integrate targeted acquisitions, including the Global Marine & Mobile Business of Power Products; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; having to record an impairment to the value of goodwill and other assets; changes to U.S. trade policy and tariffs; the inability to identify and complete targeted acquisitions; negative currency trends, including shifts in exchange rates; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; adverse economic, credit, and capital market conditions; loss of key customers; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of new tariffs on raw materials, increased demand for shipping carriers, and transportation disruptions; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing our manufacturing footprint; outages, breaches, or other cybersecurity events regarding our technology systems, which could result in lost or stolen information and associated remediation costs; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; certain divisive shareholder activist actions; joint ventures that do not operate solely for our benefit; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2019. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

Lee Gordon
Director – Brunswick Marine Communications & Public Relations
Brunswick Office: 847-735-4003
Mercury Office: 920-924-1808
Cell: 904-860-8848
Lee.Gordon@Brunswick.com